Exhibit 99.1
NEWS RELEASE

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Constellation Brands Prices Offering of Senior Notes

VICTOR, N.Y., NOV. 19, 2015 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that it priced the public offering of $400 million 4.75% Senior Notes due 2025 (the “notes”). The notes will be senior obligations that rank equally with all of Constellation’s other senior unsecured indebtedness, and will be guaranteed by the subsidiaries of Constellation that are guarantors under Constellation’s senior credit facility.
Closing of the offering is expected to occur on December 4, 2015. Constellation intends to use the net proceeds from the offering to fund a portion of the purchase price for the Company’s pending acquisition of Home Brew Mart, Inc., d/b/a/ Ballast Point Brewing & Spirits, or for other general corporate purposes.
Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Rabo Securities USA, Inc., Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc. and Mitsubishi UFJ Securities (USA), Inc. are acting as the joint book-running managers of the offering, and Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the representative of the underwriters. The notes are being offered only by means of a prospectus, including a prospectus supplement, copies of which may be obtained by calling toll-free (800) 294-1322 or emailing dg.prospectus_requests@baml.com. Alternatively, the prospectus and prospectus supplement may be obtained by visiting EDGAR on the SEC website at http://www.sec.gov.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy notes. The notes will not be sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.
About Constellation Brands
Constellation Brands is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. Constellation is the third-largest producer and marketer of beer for the U.S. market and the world’s leading premium wine company with a leading market position in the U.S., Canada and New Zealand. Constellation’s wine portfolio is complemented by select premium spirits brands. Constellation’s brand portfolio includes Corona Extra, Corona Light, Modelo Especial, Negra Modelo, Pacifico, Robert Mondavi, Clos du Bois, Kim Crawford, Rex Goliath, Mark West, Franciscan Estate, Ruffino, Jackson-Triggs, SVEDKA Vodka and Black Velvet Canadian Whisky.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events or performance are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. Detailed information regarding risk factors with respect to the company and the offering are included in the company’s filings with the SEC, including the prospectus and prospectus supplement for the offering.